Exhibit 19.1

INSIDER TRADING COMPLIANCE MANUAL

TEN HOLDINGS, INC.

Last approved: March 12, 2026

In order to take on an active role in the prevention of insider trading violations by its officers, directors, employees, consultants, advisors, and other related individuals, the Board of Directors (the “Board”) of TEN Holdings, Inc., a Nevada corporation (the “Company”), has adopted the policies and procedures described in this Insider Trading Compliance Manual.

I.	Adoption of Insider Trading Policy.

Effective as of the date written above, the Company has adopted the Insider Trading Policy (the “Policy”), attached hereto as Exhibit A, which prohibits trading based on material non-public information regarding the Company and its subsidiaries (“MNPI”). The Policy applies to: (i) all officers, directors and employees of the Company and its subsidiaries; (ii) any consultants, advisors, contractors, or other third parties designated by the Compliance Officer as having access to MNPI (collectively, “Covered Persons”); and (iii) the immediate family members and household members of any Covered Person, and any entities controlled by a Covered Person (collectively with Covered Persons, “Insiders”). The Policy (and/or a summary thereof) is to be delivered to all new officers, directors, employees, consultants, advisors, and related individuals who are within the categories of Covered Persons upon the commencement of their relationship with the Company, and is to be circulated to all Covered Persons at least annually.

II.	Designation of Certain Persons.

A. Section 16 Insiders. Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires directors and officers (as defined in Rule 16a-1(f) under the Exchange Act) of the Company, and any direct or indirect beneficial owner of more than 10% of any class of the Company’s equity securities registered under Section 12 of the Exchange Act (collectively, the “Section 16 Insiders”) to file public reports with the U.S. Securities and Exchange Commission (the “SEC”) disclosing their beneficial ownership and changes in ownership. Section 16 of the Exchange Act also requires that, subject to certain limitations and exemptions, any “short-swing” profits Section 16 Insiders realize from a purchase and sale (or sale and purchase) of the Company’s equity securities within a period of less than six months be recoverable by the Company and restricts certain short sales by Section 16 Insiders.

B. Section 13 Reporting Persons. Any beneficial owners (collectively, the “Section 13 Reporting Persons”) of more than 5% of a class of the Company’s equity securities covered by Section 13(d)(1) of the Exchange Act (the “Registered Securities”) are subject to the reporting provisions of Section 13 of the Exchange Act, as applicable, and the rules and regulations promulgated thereunder. Under Section 13 of the Exchange Act, and the related SEC rules, subject to certain exemptions, any person who, directly or indirectly, becomes the beneficial owner of more than 5% of a class of Registered Securities must file beneficial ownership reports with the SEC under Section 13 of the Exchange Act and Regulation 13D-G, including on Schedule 13D or Schedule 13G, as applicable, and to amend such filings as required by SEC rules. Such filings are made electronically via the SEC’s Electronic Data Gathering, Analysis, and Retrieval System (“EDGAR”) and are subject to the filing deadlines and amendment requirements established by the SEC.

III.	Appointment of Compliance Officer.

The Company has appointed Virgilio D. Torres, Chief Financial Officer, as the Company’s Compliance Officer (the “Compliance Officer”).

IV.	Duties of the Compliance Officer.

The Compliance Officer has been designated by the Board to handle any and all matters relating to the Company’s Insider Trading Compliance Program. Certain duties may be delegated to outside counsel with special expertise in securities issues and relevant law. The duties of the Compliance Officer shall include the following:

A. Pre-clearing all transactions involving the Company’s securities by Covered Persons in order to determine compliance with the Policy, insider trading laws, Section 13 and Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended. Attached hereto as Exhibit B is a Pre-Clearance Checklist to assist the Compliance Officer in the performance of his or her duties hereunder.

B. Assisting in the preparation and filing of Section 13 reports for all Section 13 Reporting Persons, although the filings are their individual obligations.

C. Assisting in the preparation and filing of Forms 3, 4, and 5 under Section 16 of the Exchange Act.

D. Serving as the designated recipient at the Company of copies of reports filed with the SEC by Section 13 Reporting Persons under Section 13 of the Exchange Act.

E. Performing periodic reviews of available materials, which may include Schedule 13D, Schedule 13G, Form 144, Form 3, Form 4, Form 5, officers’ and directors’ questionnaires, as applicable, and reports received from the Company’s stock administrator and transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to MNPI.

F. Circulating the Policy (and/or a summary thereof) to all officers, directors, and other employees of the Company and its subsidiaries on an annual basis, and providing the Policy and other appropriate materials to new officers, directors and others who have, or may have, access to MNPI.

G. Assisting the Board in implementing the Policy and Sections I and II of this Manual.

H. Coordinating with Company counsel regarding all securities compliance matters.

I. Retaining copies of all appropriate securities reports, and maintaining records of his or her activities as Compliance Officer.

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ACKNOWLEDGMENT

I hereby acknowledge that I have received a copy of the Insider Trading Compliance Manual (the “Manual”) of TEN Holdings, Inc. Further, I certify that I have reviewed the Manual, including the exhibits thereto, and that I understand the policies and procedures contained therein and agree to be bound by and adhere to these policies and procedures.

Dated:
Name

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EXHIBIT A

TEN HOLDINGS, INC.

INSIDER TRADING POLICY

SECTION I.
APPLICABILITY OF POLICY

This Policy applies to all transactions in the Company’s securities, including shares of common stock, options and warrants to purchase common stock, and any other securities the Company may issue from time to time, such as preferred stock, and convertible debentures, as well as derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. It applies to all officers, directors, and employees of the Company and any of its subsidiaries, all secretaries and assistants supporting such directors, officers, and/or employees, any consultants, advisors, or other third parties to the Company or its subsidiaries who have or may have access to material non-public information (“MNPI”) regarding the Company (“Covered Persons”), and members of the immediate family or household of any such Covered Person (collectively with the Covered Persons, “Insiders”).

Notwithstanding anything herein, federal and state securities laws prohibit any person from trading while aware of MNPI.

SECTION II.
DEFINITION OF MATERIAL NON-PUBLIC INFORMATION

It is not possible to define all categories of material information. However, information should be regarded as “material” if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities. Material information may be positive or negative. “Non-public Information” is information that has not been previously disclosed to the general public and is otherwise not available to the general public. Information should be considered “non-public” until after the second Trading Day (as defined below) after such information has been disseminated widely to the general public through, for example, press releases, SEC filings, news tickers, newspaper items, current quarterly or annual reports.

While it may be difficult to determine whether any particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

●	Financial results;

●	Entry into a material agreement or discussions regarding entry into a material agreement;

●	Projections of future earnings or losses;

●	Major contract awards, cancellations or write-offs;

●	Joint ventures or commercial ventures with third parties;

●	News of a pending or proposed merger or acquisition;

●	News of the disposition of material assets;

●	Impending bankruptcy or financial liquidity problems;

●	Gain or loss of a significant line of credit;

●	Significant breach of a material agreement;

●	New business or services announcements of a significant nature;

●	Stock splits;

●	New equity or debt offerings;

●	Significant litigation exposure due to actual or threatened litigation;

●	Changes in senior management or the Board;

●	Capital investment plans; and

●	Changes in dividend policy.

All of the foregoing categories of information and any similar information should be considered MNPI for purposes of this Policy. If there are any questions regarding whether a particular item of information is MNPI, please consult the Company’s Compliance Officer, Virgilio D. Torres, Chief Financial Officer (the “Compliance Officer”), or the Company’s legal counsel before taking any action with respect to such information.

SECTION III.
CERTAIN EXCEPTIONS

For purposes of this Policy, the Company considers that the exercise of stock options under the Company’s stock option plan (but not the sale of any such shares) is exempt from this Policy, since the other party to the transaction involving only the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

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SECTION IV.
STATEMENT OF POLICY

General Policy

It is the policy of the Company to prohibit the unauthorized disclosure of any non-public information acquired in the workplace and the misuse of MNPI in securities trading.

Specific Policies

1. Trading on MNPI. With certain exceptions, no Insider shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that such Insider possesses MNPI concerning the Company, and ending at the end of the second Trading Day following the date of public disclosure of such MNPI, or at such time as such MNPI is no longer material. However, see “Permitted Trading Period” below for a full discussion of trading pursuant to a pre-established plan or by delegation.

2. Tipping. No Insider shall disclose (“tip”) MNPI to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of MNPI as to trading in the Company’s securities.

Regulation FD (Fair Disclosure) (“Disclosure Regulation”) is an issuer disclosure rule implemented by the SEC that addresses selective disclosure. The Disclosure Regulation provides that when the Company, or person acting on its behalf, discloses MNPI to certain enumerated persons (in general, securities market professionals and holders of the Company’s securities who may well trade on the basis of the information), it must make public disclosure of that information. The timing of the required public disclosure depends on whether the selective disclosure was intentional or unintentional; for an intentional selective disclosure, the Company must make public disclosures simultaneously; for a non-intentional disclosure, the Company must make public disclosure promptly. Under the Disclosure Regulation, the required public disclosure may be made by filing or furnishing a Form 8-K, or by another method or combination of methods that is reasonably designed to effect broad, non-exclusionary distribution of the information to the public.

It is the Company’s policy that all communications with the press be handled through our Chief Executive Officer or Chief Financial Officer. Please refer all press, analyst or similar requests for information to the Company’s Chief Executive Officer or Chief Financial Officer and do not respond to any inquiries without prior authorization from the Chief Executive Officer or Chief Financial Officer.

3. Confidentiality of Non-public Information. Non-public information relating to the Company is the property of the Company and the unauthorized disclosure of such information (including, without limitation, via email or by posting on Internet message boards or blogs, anonymously or otherwise) is strictly forbidden.

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4. Duty to Report Inappropriate and Irregular Conduct. All employees, and particularly executives, managers and/or supervisors, have a responsibility for maintaining financial integrity within the Company, and being consistent with generally accepted accounting principles and both federal and state securities laws. Any employee who becomes aware of any incidents involving financial or accounting manipulation or irregularities, whether by witnessing the incident or being told of it, must report it to their immediate supervisor and to the Chair of the Company’s Audit Committee of the Board. For a more complete understanding of this issue, employees should consult their employee manual and/or seek the advice of the Company’s general counsel or outside counsel. Our outside securities counsel is Polsinelli PC, attention: Shashi Khiani, Esq. at (202) 626-8312, email skhiani@polsinelli.com.

SECTION V.
POTENTIAL CRIMINAL AND CIVIL LIABILITY
AND/OR DISCIPLINARY ACTION

1. Liability for Insider Trading. Insiders may be subject to penalties of up to $5,000,000 and up to twenty (20) years in jail, or in the case of an entity, penalties of up to $25,000,000, for engaging in transactions in the Company’s securities at a time when they possess MNPI regarding the Company, regardless of whether such transactions were profitable. In addition, the SEC has the authority to seek a civil monetary penalty of up to three times the amount of profit gained or loss avoided by illegal insider trading. “Profit gained” or “loss avoided” generally means the difference between the purchase or sale price of the Company’s stock and its value as measured by the trading price of the stock a reasonable period after public dissemination of the non-public information.

2. Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed MNPI regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority, Inc. use sophisticated electronic surveillance techniques to monitor all trades and uncover insider trading.

3. Possible Disciplinary Actions. Covered Persons who violate this Policy shall also be subject to disciplinary action by the Company, which may include suspension, forfeiture of perquisites and ineligibility for future participation in the Company’s equity incentive plans and/or termination of employment.

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SECTION VI.
PERMITTED TRADING PERIOD

1. Black-Out Period and Trading Window.

To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that all officers, directors, employees, and all members of the immediate family or household of any such person refrain from conducting any transactions involving the purchase or sale of the Company’s securities, other than during the period in any fiscal quarter commencing at the end of the second Trading Day following the date of public disclosure of the quarterly or annual financial results for the prior fiscal quarter or year on a Form 10-Q or 10-K and ending on the close of the tenth Trading Day prior to the last day of the third month of the fiscal quarter (the “Trading Window”). Notwithstanding the foregoing, persons subject to this Policy may submit a request to the Company to purchase or sell the Company’s securities outside the Trading Window on the basis that they do not possess any MNPI. The Compliance Officer shall review all such requests and may grant such requests on a case-by-case basis if he determines that the person making such request does not possess any MNPI at that time. As used herein, the term “Trading Day” shall mean a day on which the Nasdaq stock market is open for trading. Please check with the Compliance Officer to confirm whether the Trading Window is open.

The safest period for trading in the Company’s securities, assuming the absence of MNPI, is generally the first ten Trading Days of the Trading Window. It is the Company’s policy that any period outside of the Trading Window is a particularly sensitive period of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This is because the officers, directors, and certain other employees are, as any quarter progresses, increasingly likely to possess MNPI about the expected financial results for the quarter. The purpose of the Trading Window is to avoid any unlawful or improper transactions or even the appearance of any such transactions.

It should be noted that even during the Trading Window any person possessing MNPI concerning the Company shall not engage in any transactions involving the Company’s securities until at least the end of the second Trading Day following the public disclosure of such MNPI. The Company has adopted the policy of delaying trading until the end of the second Trading Day following the public disclosure of MNPI because the securities laws require that the public be informed effectively of previously undisclosed material information before Insiders trade in the Company’s stock. Public disclosure may occur through a widely disseminated press release or through filings, such as Form 8-K, with the SEC. Furthermore, in order for the public to be effectively informed, the public must be given time to evaluate the information disclosed by the Company. Although the amount of time necessary for the public to evaluate the information may vary depending on the complexity of the information, information can generally be considered public at the end of the second Trading Day following the disclosure of such information.

From time to time, the Company may also require that directors, officers, selected employees, and others suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons may not engage in any transaction involving the purchase or sale of the Company’s securities during such period and may not disclose to others the fact of such suspension of trading.

Although the Company may from time to time require during a Trading Window that directors, officers, selected employees, and others suspend trading because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading. Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.

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Notwithstanding these general rules, Insiders may trade outside of the Trading Window provided that such trades are made pursuant to a pre-established plan or by delegation. These alternatives are discussed in the next section.

2. Trading According to a Pre-Established Plan or by Delegation.

Trading which is not “on the basis of” MNPI may not give rise to insider trading liability. The SEC has adopted Rule 10b5-1 under which insider trading liability can be avoided if Covered Persons follow very specific procedures. In general, such procedures involve trading according to pre-established instructions (a “Pre-Established Trade”).

Pre-Established Trades must:

(a)	Be documented by a contract, written plan, or formal instruction which provides that the trade take place in the future. For example, a Covered Person can contract to sell his or her shares on a specific date, or simply delegate such decisions to an investment manager, 401(k) plan administrator or a similar third party. This documentation must be provided to the Compliance Officer;

(b)	Include in its documentation the specific amount, price and timing of the trade, or the formula for determining the amount, price and timing. For example, the Covered Person can buy or sell shares in a specific amount and on a specific date each month, or according to a pre-established percentage (of the Covered Person’s salary, for example) each time that the share price falls or rises to pre-established levels. In the case where trading decisions have been delegated, the specific amount, price and timing need not be provided;

(c)	Include additional representation in its documentation for Directors and Officers. If the person who entered into the pre-established contract, written plan, or formal instruction (discussed in Section VI.2(a) above) is a director or officer of the Company, such director or officer shall include a representation certifying that, on the date of adoption of the pre-established contract, plan, or instruction, (i) he or she is not aware of any MNPI about the Company or its securities, and (ii) he or she is adopting the pre-established contract, plan, or instruction in good faith and not as part of a plan or scheme to evade prohibitions on inside trading;

(d)	Be implemented at a time when the Covered Person does not possess MNPI and Upon the Expiration of a cooling-off period. As a practical matter, this means that the Covered Person may set up Pre-Established Trades, or delegate trading discretion, only during a Trading Window (discussed in Section VI.1 above); provided that (i) any director or officer of the Company may not conduct a Pre-Established Trade until the expiration of a cooling-off period, consisting of the later of (A) 90 days after the adoption or modification of the pre-established contract, plan, or instruction, and (B) two business days following the disclosure of the Company’s financial results on a Form 10-K or Form 10-Q (but, in any event, this required cooling period is subject to a maximum of 120 days after adoption of the pre-established contract, plan, or instruction), and (ii) any other persons, who are covered by the Policy (as discussed in Section I above) and are not directors or officers, may not conduct a Pre-Established Trade until the expiration of a cooling-off period that is 30 days after the adoption of the pre-established contract, plan, or instruction; and,

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(e)	Remain beyond the scope of the Covered Person’s influence after implementation. In general, the Covered Person must allow the Pre-Established Trade to be executed without changes to the accompanying instructions, and the Covered Person cannot later execute a hedge transaction that modifies the effect of the Pre-Established Trade. A Covered Person wishing to change the amount, price or timing of a Pre-Established Trade, or terminate a Pre-Established Trade, can do so only during a Trading Window (discussed in Section VI.1, above). If the Covered Person has delegated decision-making authority to a third party, the Covered Person cannot subsequently influence the third party in any way and such third party must not possess MNPI at the time of any of the trades.

Prior to implementing a pre-established plan for trading, all officers and directors must receive the approval for such plan from the Compliance Officer. In addition, Covered Persons are generally prohibited from having more than one pre-established contract, plan, or instruction covering the same time period for open market purchase of sales of the Company’s securities, unless one of the exceptions under 17 C.F.R 240.10b5-1(c)(1)(ii)(D) is met. Furthermore, Covered Persons are prohibited from entering into more than one pre-established contract, plan, or instruction, which is designed to effect open-market purchase or sale of the Company’s securities as a single transaction, for any given 12-month period.

3. Pre-Clearance of Trades.

Even during a Trading Window, all Covered Persons, must comply with the Company’s “pre-clearance” process prior to trading in the Company’s securities, implementing a pre-established plan for trading, or delegating decision-making authority over the Covered Person’s trades, and such Covered Persons are responsible for ensuring that any trades by members of their immediate family or household comply with the Company’s “pre-clearance” process. To do so, each such Covered Person must contact the Compliance Officer prior to initiating any of these actions. Trades executed pursuant to a properly implemented Pre-Established Trade approved by the Compliance Officer do not need to be pre-cleared. The Company may also find it necessary, from time to time, to require compliance with the pre-clearance process from certain individuals other than those mentioned above. Upon completion of any trade as contemplated under this Policy, each Covered Person is also required to report the details of any such trade to the Compliance Officer, including, without limitation, the trade date, the number of shares purchased or sold, the purchase or selling price, as well as whether the trade was conducted pursuant to a Pre-Established Trade approved by the Compliance Officer.

4. Individual Responsibility.

As Insiders, every person subject to this Policy has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has established a Trading Window applicable to that Insider or any other Insiders of the Company. Each individual, and not necessarily the Company, is responsible for his or her own actions and will be individually responsible for the consequences of their actions. Therefore, appropriate judgment, diligence and caution should be exercised in connection with any trade in the Company’s securities. An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the MNPI and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

5. Exceptions to the Policy.

Any exceptions to this Policy may only be made by advance written approval of each of: (i) the CEO, (ii) the Compliance Officer and (iii) the Chair of the Audit Committee of the Board. Any such exceptions shall be immediately reported to the remaining members of the Board.

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SECTION VII.
APPLICABILITY OF POLICY TO MNPI
REGARDING OTHER COMPANIES

This Policy and the guidelines described herein also apply to MNPI relating to other companies, including the Company’s customers, vendors or suppliers or potential acquisition targets (“business partners”), when that information is obtained in the course of employment or performance of other services on behalf of the Company. Civil and criminal penalties, as well as the termination of employment, may result from trading on MNPI regarding the Company’s business partners. All employees should treat MNPI about the Company’s business partners with the same care as is required with respect to the information relating directly to the Company.

SECTION VIII.
PROHIBITION AGAINST BUYING AND SELLING COMPANY COMMON STOCK WITHIN A SIX-MONTH PERIOD UNDER SECTION 16 OF THE EXCHANGE ACT

Generally, purchases and sales (or sales and purchases) of common stock of the Company occurring within any six-month period in which a mathematical profit is realized, regardless of the presence or absence of MNPI, result in prohibited “short-swing profits”. The prohibition against short-swing profits is found in Section 16 of the Exchange Act. Each officer (as defined in Rule 16a-1(f) under the Exchange Act), director, and any direct or indirect beneficial owner of more than 10% of the Company’s equity securities registered under Section 12 of the Exchange Act is subject to the prohibition against short-swing profits under Section 16. The measure of damages is the profit computed from any purchase and sale or any sale and purchase within the short-swing (i.e., six-month) period, without regard to any setoffs for losses, any first-in or first-out rules, or the identity of the shares of common stock. This approach sometimes has been called the “lowest price in, highest price out” rule and can result in a realization of “profits” for Section 16 purposes even when such officer, director, or greater than 10% stockholder of the Company has suffered a net loss on his, her or its trades.

SECTION IX.
INQUIRIES

Please direct your questions as to any of the matters discussed in this Policy to the Compliance Officer.

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Exhibit B

TEN Holdings, Inc.

INSIDER TRADING COMPLIANCE PROGRAM - PRE-CLEARANCE CHECKLIST

Individual Proposing to Trade:___________________________

Number of Shares covered by Proposed Trade:_____________

Date:_________________________________________________

☐	Trading Window. Confirm that the trade will be made during the Company’s “Trading Window.”

☐	Section 13 and Section 16 Compliance. Confirm, if the individual is subject to Section 13 or Section 16, that the proposed trade will not give rise to any potential liability as a result of matched past (or intended future) transactions and that all required Section 13 and Section 16 filings have been or will be completed and will be timely filed.

☐	Prohibited Trades. Confirm that the proposed transaction is not a “short sale,” put, call or other prohibited or strongly discouraged transaction.

☐	Rule 144 Compliance. Confirm that:

☐	Current public information requirement has been met;
☐	Shares are not restricted or, if restricted, the six-month holding period has been met;
☐	Volume limitations are not exceeded (confirm that the individual is not part of an aggregated group);
☐	The manner of sale requirements has been met; and
☐	The Notice of Form 144 Sale has been completed and filed.

☐	Rule 10b-5 Concerns. Confirm that (i) the individual has been reminded that trading is prohibited when in possession of any material information regarding the Company that has not been adequately disclosed to the public, and (ii) the Compliance Officer has discussed with the individual any information known to the individual or the Compliance Officer which might be considered material, so that the individual has made an informed judgment as to the presence of material non-public information.

Signature of Individual Proposing to Trade

Signature of Compliance Officer

Transactions Report

Officer or Director:________________________________________________________

I. TRANSACTIONS:

☐	No transactions.	☐	The transactions described below.

Owner of Record	Transaction Date (1)	Transaction Code (2)	Security (Common, Preferred)	Number of Securities Acquired	Number of Securities Disposed of	Purchase/Sale Unit Price

(1)	(a) Brokerage transactions - trade date	(d) Acquisitions under stock bonus plan - date of grant
	(b) Other purchases and sales - date firm commitment is made	(e) Conversion - date of surrender of convertible security
	(c) Option and SAR exercises – date of exercise	(f) Gifts – date on which gift is made
(2)	Transaction Codes:
	(P) Pre-established Purchase or sale	(Q) Transfer pursuant to marital settlement
	(N) Purchase or Sale (not “Pre-established”)	(U) Tender of shares
	(G) Gift	(W) Acquisition or disposition of will
	(M) Option exercise (in-the-money option)	(J) Other acquisition or disposition (specify)

II. SECURITIES OWNERSHIP FOLLOWING TRANSACTION

A. Company Securities Directly or Indirectly Owned (other than stock options noted below):

Title of Security (e.g., Preferred, Common, etc.)	Number of Shares/Units	Record Holder (if not Reporting Person)	Relationship to Reporting Person

B. Stock Option Ownership:

Date of Grant	Number of Shares	Exercise Price	Vesting Dates	Expiration Date	Exercises to Date (Date, No. of Shares)